UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION1
                          WASHINGTON, D.C.  20549

                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 1)

                               DrugMax, Inc.
                             (Name of Issuer)

                       Common Stock, $.001 par value
                                 per share
                      (Title of Class of Securities)

                                 262240104
                              (CUSIP Number)

                             December 30, 2005
          (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [x]   Rule 13d-1(b)
          [x]   Rule 13d-1(c)
          [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 262240104		SCHEDULE 13G                  Page 2 of 12


 1   Name of Reporting Person             MEDCAP MANAGEMENT & RESEARCH LLC

     IRS Identification No. of Above Person                     94-3411543

 2   Check the Appropriate Box if a member of a Group              (a) [ ]

                                                                   (b) [ ]
 3   SEC USE ONLY

 4   Citizenship or Place of Organization                         DELAWARE

   NUMBER OF       5    Sole Voting Power                       12,460,740
    SHARES
 BENEFICIALLY      6    Shared Voting Power                              0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                  12,460,740
  PERSON WITH
                   8    Shared Dispositive Power                         0

 9   Aggregate Amount Beneficially Owned by Each
     Reporting Person                                           12,460,740

 10  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares                                                    [ ]

 11  Percent of Class Represented by Amount in Row 9                 19.0%

 12  Type of Reporting Person                                           IA


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CUSIP No. 262240104		SCHEDULE 13G                  Page 3 of 12


 1   Name of Reporting Person                         MEDCAP PARTNERS L.P.

     IRS Identification No. of Above Person                     94-3412423

 2   Check the Appropriate Box if a member of a Group              (a) [ ]

                                                                   (b) [ ]
 3   SEC USE ONLY

 4   Citizenship or Place of Organization                         DELAWARE

   NUMBER OF       5    Sole Voting Power                        7,809,111
    SHARES
 BENEFICIALLY      6    Shared Voting Power                              0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                   7,809,111
  PERSON WITH
                   8    Shared Dispositive Power                         0

 9   Aggregate Amount Beneficially Owned by Each
     Reporting Person                                            7,809,111

 10  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares                                                    [ ]

 11  Percent of Class Represented by Amount in Row 9                 11.9%

 12  Type of Reporting Person                                           PN


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CUSIP No. 262240104		SCHEDULE 13G                  Page 4 of 12


 1   Name of Reporting Person                     MEDCAP MASTER FUND, L.P.

     IRS Identification No. of Above Person                     98-0437526

 2   Check the Appropriate Box if a member of a Group              (a) [ ]

                                                                   (b) [ ]
 3   SEC USE ONLY

 4   Citizenship or Place of Organization                   CAYMAN ISLANDS

   NUMBER OF       5    Sole Voting Power                        4,651,629
    SHARES
 BENEFICIALLY      6    Shared Voting Power                              0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                   4,651,629
  PERSON WITH
                   8    Shared Dispositive Power                         0

 9   Aggregate Amount Beneficially Owned by Each
     Reporting Person                                            4,651,629

 10  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares                                                    [ ]

 11  Percent of Class Represented by Amount in Row 9                  7.1%

 12  Type of Reporting Person                                           PN


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CUSIP No. 262240104		SCHEDULE 13G                  Page 5 of 12


 1   Name of Reporting Person               MEDCAP PARTNERS OFFSHORE, LTD.

     IRS Identification No. of Above Person                            N/A

 2   Check the Appropriate Box if a member of a Group              (a) [ ]

                                                                   (b) [ ]
 3   SEC USE ONLY

 4   Citizenship or Place of Organization                   CAYMAN ISLANDS

   NUMBER OF       5    Sole Voting Power                        4,651,629
    SHARES
 BENEFICIALLY      6    Shared Voting Power                              0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                   4,651,629
  PERSON WITH
                   8    Shared Dispositive Power                         0

 9   Aggregate Amount Beneficially Owned by Each
     Reporting Person                                            4,651,629

 10  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares                                                    [ ]

 11  Percent of Class Represented by Amount in Row 9                  7.2%

 12  Type of Reporting Person                                           OO


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CUSIP No. 262240104		SCHEDULE 13G                  Page 6 of 12


 1   Name of Reporting Person                                C. FRED TONEY

     IRS Identification No. of Above Person                     94-3411543

 2   Check the Appropriate Box if a member of a Group              (a) [ ]

                                                                   (b) [ ]
 3   SEC USE ONLY

 4   Citizenship or Place of Organization                    UNITED STATES

   NUMBER OF       5    Sole Voting Power                       12,460,740
    SHARES
 BENEFICIALLY      6    Shared Voting Power                              0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                  12,460,740
  PERSON WITH
                   8    Shared Dispositive Power                         0

 9   Aggregate Amount Beneficially Owned by Each
     Reporting Person                                           12,460,740

 10  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares                                                    [ ]

 11  Percent of Class Represented by Amount in Row 9                 19.0%

 12  Type of Reporting Person                                        IN/HC


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CUSIP No. 262240104		SCHEDULE 13G                  Page 7 of 12


Item 1(a).  Name of Issuer:

        DrugMax, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

        312 Farmington Avenue
        Farmington, CT  06032

Item 2(a).  Names of Persons Filing:

        MedCap Management & Research LLC ("MMR")

        MedCap Partners L.P. ("MedCap Partners")

        MedCap Master Fund, L.P. ("Master Fund")

        MedCap Partners Offshore, Ltd. ("MedCap Offshore")

        C. Fred Toney

Item 2(b).  Address of Principal Business Office or, if none,
            Residence:

        The principal business address of MMR, MedCap Partners and
C. Fred Toney is 500 Third Street, Suite 535, San Francisco, CA  94107.

        The principal business address of Master Fund and MedCap Offshore is c/o ATC Trustees (Cayman) Limited, Cayside, 2nd Floor, Harbour Drive, George Town, Grand Cayman, Cayman Islands.

Item 2(c).  Citizenship:

        Reference is made to item 4 of pages two (2), three (3) four (4), five (5) and six (6) of this Schedule 13G, which Items are incorporated by reference herein.

Item 2(d).  Title of Class of Securities:

        Common Stock, $.001 par value per share

Item 2(e).  CUSIP Number:

        262240104

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b)  [ ] Bank as defined in section 3(a)(6) of the Act
             (15 U.S.C. 78c).

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

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CUSIP No. 262240104		SCHEDULE 13G                  Page 8 of 12


        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e) [x]<F1> An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

        (g)  [ ] A parent holding company or control person in accordance with
             Section 240.13d-1(b)(1)(ii)(G);

        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

        MedCap Partners is the beneficial owner of 7,809,111 shares of the Issuer's Common Stock (the "Common Stock"). The percentage of Common Stock beneficially owned by MedCap for the purposes of this Schedule 13G is 11.9%.

        MedCap Master is a Master Fund and contains substantially all of the assets of a "feeder fund," MedCap Offshore. MedCap Master and Medcap Offshore are the beneficial owners of 4,651,629 shares of the Securities. The percentage of Common Stock beneficially owned by MedCap Master and MedCap Offshore for the purposes of this Schedule 13G is 7.1%.

        The percentage of Common Stock beneficially owned indirectly by MMR and C. Fred Toney is 19.0%. MMR as general partner and investment manager of MedCap Partners and MedCap Master Fund, L.P., and C. Fred Toney as managing member of MMR, may be deemed to beneficially own the securities owned by MedCap Partners and MedCap Master Fund, L.P. in that they may be deemed to have the power to direct the voting or disposition of the Securities.

        Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that either MMR or Mr. Toney is, for any purpose, the beneficial owner of any such Securities to which this Schedule relates, and MMR and Mr. Toney disclaim beneficial ownership as to the Securities, except to the extent of their respective pecuniary interests therein.

        Under the definition of "beneficial ownership" in Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners, directors, executive officers, and members of the
_________________

<F1>  MMR is a California state-registered investment adviser.

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CUSIP No. 262240104		SCHEDULE 13G                  Page 9 of 12


foregoing entities might be deemed the "beneficial owners" of some or all of the securities to which this Schedule relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Schedule relates, and such beneficial ownership is expressly disclaimed.

        The calculation of percentage of beneficial ownership in item 11 of pages two (2), three (3), four (4), five (5) and six (6) was derived from the Issuer's Form 10-Q filed with the Securities and Exchange Commission (the "Commission") on November 15, 2005, in which the Issuer stated that the number of shares of Common Stock outstanding as of November 7, 2005 was 65,545,415, and six Forms 4 filed with the Commission on December 14, 2005 regarding six directors in which the directors listed an aggregate of 126,048 shares of Common Stock collectively issued to them on December 12, 2005.

Item 5.  Ownership of Five Percent or Less of a Class.

        Not applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

        Not applicable.

Item 8.  Identification and Classification of Members of the Group.

        Not applicable.

Item 9.  Notice of Dissolution of Group.

        Not applicable.

Item 10.  Certifications.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP No. 262240104		SCHEDULE 13G                 Page 10 of 12


                                 Signature

        After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  January 9, 2006         MEDCAP MANAGEMENT & RESEARCH LLC


                                By:_____________________________
                                    C. Fred Toney, its Managing
                                    Member



                                C. FRED TONEY


                                ________________________________
                                C. Fred Toney

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 Signature

        After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  January 9, 2006         MEDCAP PARTNERS L.P.
                                By:  MedCap Management & Research LLC,
                                its General Partner


                                By:____________________________
                                   C. Fred Toney, its Managing
                                   Member

                                MEDCAP MASTER FUND, L.P.
                                By:  MedCap Management & Research LLC,
                                its General Partner


                                By:____________________________
                                   C. Fred Toney, its Managing
                                   Member


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CUSIP No. 262240104		SCHEDULE 13G                 Page 11 of 12


                                MEDCAP OFFSHORE FUND, LTD.


                                By:____________________________
                                   C. Fred Toney, its Director




                               EXHIBIT INDEX

        Exhibit A         Joint Filing Undertaking              Page 12


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CUSIP No. 262240104		SCHEDULE 13G                 Page 12 of 12


                                 EXHIBIT A

                         JOINT FILING UNDERTAKING

        The undersigned, being authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule, as it may be amended, jointly on behalf of each of such parties.


Dated:  January 9, 2006         MEDCAP MANAGEMENT & RESEARCH LLC


                                By:_____________________________
                                    C. Fred Toney, its Managing
                                    Member


                                MEDCAP PARTNERS L.P.
                                By:  MedCap Management & Research LLC,
                                its General Partner


                                By:____________________________
                                   C. Fred Toney, its Managing
                                   Member


                                MEDCAP MASTER FUND, L.P.
                                By:  MedCap Management & Research LLC,
                                its General Partner


                                By:____________________________
                                   C. Fred Toney, its Managing
                                   Member


                                MEDCAP OFFSHORE FUND, LTD.


                                By:____________________________
                                   C. Fred Toney, its Director


                                C. FRED TONEY


                                ________________________________
                                C. Fred Toney